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                                                        Exhibit 99.1




                                 PRESS RELEASE

                             FOR IMMEDIATE RELEASE

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                            For Further Information:
AT THE COMPANY:                          AT THE FINANCIAL RELATIONS BOARD:
F. Robert Merrill                        Karl Plath           Kate Rajeck
Sr. Vice President Finance               General Inquiries    Analyst Inquiries
972 390-9800 / Ext: 204                  312 640-6738         415 986-1591
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      QUEST MEDICAL COMPLETES CARDIOVASCULAR DIVISION SALE FOR $24 MILLION

             BOARD ALSO APPROVES REPURCHASE OF UP TO 500,000 SHARES

DALLAS, JANUARY 30, 1998--QUEST MEDICAL, INC. (NASDAQ: QMED), a manufacturer of proprietary products for the healthcare industry, announced today that it has completed the sale of its cardiovascular and intravenous fluid products division, including the Myocardial Protection System(R) product line, to Atrion Corporation (Nasdaq: ATRI). Quest received approximately $24 million in cash for the division. As previously reported, Quest also granted Atrion a nine-month option to purchase Quest's Allen, Texas, manufacturing facility and corporate headquarters for $6.5 million. Quest will lease space in the Allen facility to Atrion during a transition period, and Atrion will relocate its executive offices from Arab, Alabama, to the Allen facility. If Atrion purchases the facility, Quest would relocate its Advanced Neuromodulation System ("ANS") business to a new location in the North Dallas area.

Following the division sale, Quest has approximately $17 million in cash on hand and no debt other than its Allen facility mortgage. If Atrion exercises the purchase option on the Allen facility, Quest would receive another $2.7 million in net proceeds after paying off the mortgage. Given its cash position, Quest's Board of Directors has approved a stock repurchase program of up to 500,000 shares of Quest's common stock. Quest's purchases may be effected through open market purchases, block transactions, privately negotiated purchases, or otherwise. No purchases will be made from any director or officer of the Company. Purchases of Quest common stock will be effected at prices and terms to be determined in light of then current circumstances, are completely discretionary and may be temporarily or permanently suspended at any time without notice.

Quest also reported that its Board of Directors has elected Hugh M. Morrison as Quest's new Chairman of the Board. Mr. Morrison has served on Quest's Board of Directors since 1983.

Quest Medical designs, develops, manufactures and markets a line of electronic spinal cord stimulation devices used principally to manage chronic severe pain.

    For more information about Quest Medical, Inc., free of charge via fax, dial 1-800-PRO-INFO and use ticker symbol "QMED."

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